SHARE PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

THIS SHARE PURCHASE AGREEMENT AND PLAN OF REORGANIZATION, dated as of September 28, 2004 (the “Agreement”), among Cardinal Minerals, Inc., a Nevada corporation (“Cardinal”), Universal Food and Beverage Company, a Delaware corporation (the “Company”) and those stockholders of the Company set forth on the signature pages to this Agreement, as it may be amended from time to time after the date hereof (the “Sellers”). Together Cardinal and the Company are referred to collectively as the “Parties.”

RECITALS:

WHEREAS, prior to the Closing (as defined herein), the Company may issue (A) up to 19,000,000 shares of Company Common Stock (as defined herein) to the founders ("Founders") of the Company, (B) up to an additional 383,000 shares of the Company Common Stock to Enhanced Beverage Corporation ("EBC") in consideration of the purchase of equipment from EBC (the "EBC Asset Purchase"), (C) up to an additional 10,133,333 shares of Company Common Stock and warrants to purchase up to an additional 10,133,333 shares of Company Common Stock in connection with an ongoing private placement of Company Common Stock to be completed prior to Closing (the "Private Placement"), (D) up to an additional 533,333 shares of Company Common Stock and warrants to purchase up to an additional 533,333 shares of Company Common Stock to the distributor ("Distributor") that enters into the Canadian license and distribution agreement with the Company, and (E) up to an additional 3,000,000 shares of Company Common Stock and warrants to purchase up to 3,000,000 shares of Company Common Stock in connection with the IWG Asset Purchase (as defined herein); and the Founders, EBC, the Investors, the Distributor and IWG as of the Closing will hold all of the Company's issued and outstanding capital stock and are referred to herein as the “Sellers”;

WHEREAS, Cardinal desires to acquire from the Sellers, and the Sellers desire to sell to Cardinal, all of the issued and outstanding shares of capital stock of the Company (the "Seller's Shares") as of the Closing (as defined herein) in exchange (the “Exchange”) for the issuance by Cardinal of its shares of common stock, $0.01 par value per share (“Cardinal Common Stock”), on a one for one basis, (taking into account and after the reverse split of the Cardinal Common Stock contemplated herein) (the “Exchange Shares”), on the terms and conditions set forth below;

WHEREAS, it is intended that, for federal income tax purposes, the Exchange shall qualify as a reorganization under the provisions of Section 368(b) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated there under (the “Code”); and

WHEREAS, the Company, the Sellers and Cardinal desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:

“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; and (iv) any officer, director or partner of such other Person. “Control” for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

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"Bottling Plant" means the water bottling facility in Independence, Virginia currently managed by the Company.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York are required or authorized to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Company Assets” mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the Company’s business and in which the Company has any right, title or interest or in which the Company acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of the Company, but excluding any of the foregoing, if any, transferred prior to the Closing pursuant to this Agreement or any Related Documents.

“Company Business” means (i) the management of the Bottling Plant under a management agreement with IWG, the current owner of the facility, (ii) following the IWG Asset Purchase, the ownership and operation of the Bottling Plant, and (iii) the development, marketing and distribution of bottled water and related products.

“Company Common Stock” means the common shares of the Company.

"Company Warrants" means the Investor Warrants, Distributor Warrants and IWG Warrants.

“Company Shareholders” means, as of any particular date, the holders of Company Common Stock on that date.

“Encumbrance” means any material mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including restrictive covenants, leases and licenses).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Cardinal Assets” mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the Cardinal Business and in which Cardinal holds title or any interest or in which Cardinal acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of Cardinal.

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“Cardinal Business” means the business conducted by Cardinal.

“Cardinal Common Stock” means the common shares of Cardinal, $0.01 par value.

“Cardinal Securities Filings” means Cardinal’s annual report on Form 10-KSB for the year ended December 31, 2003, its quarterly reports on Form 10-QSB, and all other reports and schedules (including proxy materials) filed with the Commission after December 31, 2003 and prior to the Closing.

“Exchange Shares” means the shares of Cardinal Common Stock deliverable by Cardinal in exchange for Seller Shares.

"IWG" means Independence Water Group, LLC.

"IWG Asset Purchase" means the purchase of the Bottling Facility and related assets from IWG.

“Legal Requirement” means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement. Without limiting the foregoing, the laws, rules and regulations of and pursuant to the Sarbanes Oxley Act of 2002 as well as the accounting requirements included in the rules and regulations of the Commission, are included with in the term Legal Requirement.

“Losses” shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal there from, all actual attorneys’, accountants’, investment bankers’ and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 9.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” means a material adverse effect on (i) the assets, Liabilities, or properties of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Related Documents or (iii) the ability of any Party to perform its obligations under this Agreement and the Related Documents; provided, however, that none of the following shall constitute a Material Adverse Effect on the Company: (i) the filing, initiation and subsequent prosecution, by or on behalf of shareholders of any Party, of litigation that challenges or otherwise seeks damages with respect to the Exchange, this Agreement and/or transactions contemplated thereby or hereby, (ii) occurrences due to a disruption of a Party’s business as a result of the announcement of the execution of this Agreement or changes caused by the taking of action required by this Agreement, (iii) general economic conditions, or (iv) any changes generally affecting the industries in which a Party operates.

“Person” means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Regulatory Authority or other entity.

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“Regulatory Authority” means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

“Representative” means any director, officer, employee, agent, consultant, advisor or other representative of a Person, including legal counsel, accountants and financial advisors.

“Related Documents” mean the Exhibits and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations there under.

“Subsidiary” of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a 50% or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

“Tax” means any U.S. or non U.S. federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

1.2	Other Definitions. The following terms shall, when used in this Agreement, have the meanings assigned to such terms in the Sections indicated.

Term
Location
“Agreement”	Preamble
“Bottling Plant”	1.1
“Cardinal Common Stock”	Recitals
“Class C Preferred Stock”	4.2
“Closing”	2.4
“Closing Date”	2.4
“Code”	Recitals
“Company Certificates”	2.7(a)
“Company Financial Statements”	3.8
“Company Intellectual Property Rights”	3.6
“Company Shares”	Recitals
“Directors”	6.4

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“Distributor”	Recitals
"EBC"	Recitals
"EBS Asset Purchase	Recitals
“Exchange”	Recitals
"Founders"	Recitals
"Investors	Recitals
“Material Company Contract”	3.4
“Material Cardinal Contract”	4.4
“Name Change”	6.4
“Officers”	6.4
“Options”	3.2(b)
“Parties”	Preamble
“Plans”	14.6
“Private Placement”	3.2(d)
“Reverse Split”	6.4
“Sellers”	Recitals

ARTICLE II
EXCHANGE OF SHARES AND ISSUANCE OF WARRANTS

2.1	Exchange of Shares. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), Cardinal shall issue and deliver to each of the Sellers, or their designees, one share of Cardinal Common Stock (taking into account and after the reverse split which is a condition to the Closing) for each share of common stock of the Company held by the Seller as of the Closing Date, and as is set forth opposite such Seller’s and designee’s names on Exhibit 2.1(a) hereto, together with an appropriately executed stock power endorsed in favor of Cardinal, which Cardinal will hold and retain so that the Company is a wholly owned subsidiary.

2.2	Restrictive Legend. All certificates representing the Exchange Shares shall contain a legend in customary form restricting transfer under the 1933 Act absent registration with the Commission therefore, or available exemption, to which the Sellers hereby consent:

2.3	Assumption of Warrants and Options. At the Closing, each issued and outstanding warrant and option of the Company, including the Company Warrants, by virtue of the Share Exchange and Plan of Reorganization between the Company with Cardinal, and without further action, shall be deemed to be assumed by Cardinal and modified so that, in lieu of having the right to acquire shares of Common Stock of the Company will have the right to acquire shares of Common Stock of Cardinal on the same basis as the shares of Common Stock of the Company are Exchanged for Exchange Shares, at exercise prices adjusted to reflect the Exchange so as to maintain the relative entitlements before and after the Exchange and for an exercise period that is the same as the exercise period of the particular warrant and option of the Company.

2.4	Closing. The closing of the transactions contemplated by this Agreement and the Related Documents (“Closing”) shall take place at the offices of Company, or at such other location as the parties may agree on or before November 15, 2004, at 10:00 a.m., New York Time,. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The Closing may occur by exchange of documents and instruments, without personal attendance of representatives of the parties.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

The Company and each of the Sellers (as to Sections 3.1-3.13, to the best knowledge of such Seller) represent and warrant to Cardinal that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement and, except as provided in Section 7.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement).

3.1	Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. The Company is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Related Documents or the ability of the Company to perform its obligations under this Agreement or any of the Related Documents.

3.2	Capitalization.

(a) As of the Closing, the authorized, issued and outstanding capital stock and other ownership interests of the Company, will be set forth on Schedule 3.2(a). Other than the Company Common Stock, there are no other classes of capital stock outstanding. As of the Closing, all the owners of the Company’s stock will be listed on Exhibit 2.1(a) hereto.

(b) As of the Closing, except as set forth on Schedule 3.2(b), there will be no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests (collectively “Options”).

(c) As of the Closing, all of the issued and outstanding capital stock of Company will be duly authorized and validly issued and outstanding, fully paid and nonassessable. As of the Closing, all the Options will have been duly authorized and validly issued and outstanding. As of the Closing, the capital stock and the Options will have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

(d) All of the capital stock of the Company to be issued between the date of this Agreement and the Closing will be duly authorized and will be validly issued and outstanding as of the Closing, fully paid and nonassessable, and will be issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

3.3	Authority and Validity. The Company and each of the Sellers have all requisite power to execute and deliver, to perform such Party’s obligations under, and to consummate the transactions contemplated by, this Agreement (subject to receipt of any consents, approvals, authorizations or other matters). The execution and delivery by the Company and each of the Sellers of, the performance by the Company and each of the Sellers of such Party’s obligations under, and the consummation by the Company and each of the Sellers of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of the Company and each of the Sellers. This Agreement has been duly executed and delivered by the Company and, as of the Closing, each of the Sellers and (assuming due execution and delivery by Cardinal) is the legal, valid, and binding obligation of the Company and each of the Sellers, enforceable against such Party in accordance with its terms. Upon the execution and delivery of the Related Documents by each Person (other than Cardinal) that is required by this Agreement to execute, or that does execute, this Agreement or any of the Related Documents, and assuming due execution and delivery thereof by Cardinal, the Related Documents will be the legal, valid and binding obligations of the Company and each of the Sellers, enforceable against such Party in accordance with their respective terms.

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3.4	No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the Company and each of the Sellers of this Agreement and the Related Documents to which such Party is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of the Company or any of the Sellers under, or result in the creation or imposition of any Encumbrance upon the Company, the Company Assets, the Company Business or the Company Common Stock.

3.5	Consents and Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by the Company or any Seller in connection with the execution, delivery and performance by the Company or any Seller of this Agreement or any Related Document or for the consummation by the Company of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Related Documents or the ability of the Company to perform its obligations under this Agreement or any of the Related Documents.

3.6	Intellectual Property. To the knowledge of the Company, the Company has good title to or the right to use all material company intellectual property rights and all material inventions, processes, designs, formulae, trade secrets and know-how necessary for the operation of the Company Business without the payment of any royalty or similar payment.

3.7	Compliance with Legal Requirements. The Company has operated the Company Business in compliance with all Legal Requirements applicable to the Company except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on the Company or Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents.

3.8	Financial Statements. The Company’s financial statements (including the notes thereto) (“Company Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the financial condition of the Company and its results of operations as of the dates and for the periods indicated (except as may be indicated in the notes thereto), subject in the case of the interim unedited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes. Cardinal acknowledges that the Company is a startup entity whose operations began as of August 1, 2004. The Company Financial Statements consist of an unaudited Balance Sheet as of August 31, 2004, and for the one-month interim period ended August 31, 2004, a Profit and Loss Statement for the one-month interim period ended August 31, 2004 and Statement of Cash Flows for the one-month interim period ended August 31, 2004.

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The Company covenants and agrees with Cardinal that the Company shall obtain an audit of the Company Financial Statements and file within the number of days permitted by the Legal Requirements of the SEC after the Closing, but in no event more than 60 days after the Closing, such Company Financial Statements and pro forma statements together with all other required financial statements and footnotes with the SEC pursuant to the Securities Exchange Act of 1934, and the rules promulgated thereunder. Fulfillment of this covenant and agreement by the Company is a material condition subsequent to all of the transactions under and contemplated by this Agreement.

3.9	Ordinary Course. The Company has conducted its business, marketed its property and equipment and kept its books of accounts, records and files, substantially in the same manner as previously conducted.

3.10	Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to the Company, the Company Business or the Company Assets; and (ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the Company’s knowledge, threatened that, if adversely determined, would have Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Related Documents.

3.11	Taxes. The Company has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, except where such failure would not have a Material Adverse Effect on the Company.

3.12	Books and Records. The books and records of the Company accurately and fairly represent the Company Business and Company Assets and its results of operations in all material respects. All accounts receivable and inventory of the Company Business are reflected properly on such books and records in all material respects.

3.13	Brokers or Finders. No broker or finder has acted directly or indirectly for the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement, and neither the Company, nor any of its Affiliates has incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

3.14	Purchase for Investment.

(a) Each Seller is acquiring the Exchange Shares for investment, for such Seller’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Each Seller further represents that such Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Company Shares.

(b) Each Seller understands that the Exchange Shares are not registered under the Securities Act, that Cardinal’s sale and the issuance of its securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that Cardinal’s reliance on such exemption is predicated on such Seller’s representations set forth herein. Such Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Act.

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3.15	Investment Experience. Each Seller acknowledges that such Seller can bear the economic risk of its investment in the Exchange Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in Cardinal.

3.16	Information. The Sellers have carefully reviewed such information as each Seller deemed necessary to evaluate an investment in the Exchange Shares, including Cardinal’s Securities Filings and this Agreement. To the full satisfaction of each Seller, such Seller has been furnished all materials that such Seller has requested relating to the Company and the issuance of the Exchange Shares hereunder, and each Seller has been afforded the opportunity to ask questions of representatives of the Company to obtain any information necessary to verify the accuracy of any representations or information made or given to the Sellers.

3.17	Restricted Securities. Each Seller understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Act, the Exchange Shares must be held indefinitely. Each Seller is aware that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Company.

3.18	Disclosure. No representation or warranty of the Company in this Agreement or in the Related Documents and no statement in any certificate furnished or to be furnished by the Company pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CARDINAL

Cardinal, represents and warrants to the Company and the Sellers that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and, except as provided in Section 8.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by the Agreement).

4.1	Organization and Qualification. Cardinal is a corporation duly organized, validly existing and in good standing under the laws of Nevada. Cardinal has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. Cardinal is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Cardinal or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents or the ability of the Company or any of Cardinal to perform their obligations under this Agreement or any of the Related Documents.

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4.2	Capitalization.

(a) As of the date hereof, Cardinal’s authorized capital stock of 100,000,000 shares of common stock, $0.01 par value, and 25,000,000 shares of preferred stock, $0.01 of which there are 21,316,914 shares of common stock outstanding and 1,054,562 shares of preferred stock outstanding designated as the Class C Preferred Stock (“Class C Preferred Stock”), which has no voting or dividend rights but has the right to convert into three shares of Cardinal Common Stock for each share of Class C Preferred Stock. Except as immediately set forth, there are no other shares of capital stock outstanding.

(b) Except for the Class C Preferred Stock, there are no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require Cardinal to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests.

(c) All of the issued and outstanding shares of Cardinal Common Stock and Class C Preferred Stock have been, and all prior issuances of Cardinal Common Stock and preferred stock were, issued in compliance with applicable securities laws and all other applicable Legal Requirements.

(d) Upon conversion of the Class C Preferred Stock and the issuance of any additional shares of Cardinal Common Stock pursuant to the terms of this Agreement and the terms of the instruments defining the Class C Preferred Stock, all of such shares of Cardinal Common Stock will be duly authorized, validly issued and outstanding and will be fully paid and non-assessable, and will be issued in compliance with all applicable securities laws and all other applicable Legal Requirements.

(e) Cardinal has authorized two stock award plans, however, there are no awards issued and outstanding thereunder and there are no commitments to issue any awards thereunder.

(d) The Exchange Shares, when issued in accordance with this Agreement, will have been duly authorized, validly issued and outstanding and will be fully paid and nonassessable.

4.3	Authority and Validity. Cardinal has all requisite power to execute and deliver, to perform such party’s obligations under, and to consummate the transactions contemplated by, this Agreement and the Related Documents. The execution and delivery by Cardinal of, the performance by Cardinal of its respective obligations under, and the consummation by Cardinal of the transactions contemplated by, this Agreement and the Related Documents have been duly authorized by all requisite action of Cardinal. No stockholder approval of the holders of capital stock of Cardinal is required for the issuance of the Exchange Shares. This Agreement has been duly executed and delivered by Cardinal and (assuming due execution and delivery by the Company and the Sellers) is the legal, valid and binding obligation of Cardinal, enforceable against it in accordance with its terms. Upon the execution and delivery by Cardinal of the Related Documents to which it is a party, and assuming due execution and delivery thereof by the other parties thereto, the Related Documents will be the legal, valid and binding obligations of each such Person, as the case may be, enforceable against each of them in accordance with their respective terms.

4.4	No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein (including the Statement on Schedule 14-f for the change of control, the Information Statement 14C for the Name Change and Reverse Split as contemplated herein, the filing of information with the OTC:BB and CUSIP) , the execution, delivery and performance by Cardinal of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of Cardinal under, or result in the creation or imposition of any Encumbrance upon the property of Cardinal.

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4.5	Consents and Approvals. Except for requirements under applicable United States or state securities laws (including the Statement on Schedule 14-f for the change of control, the Information Statement 14C for the Name Change and Reverse Split as contemplated herein, the filing of information with the OTC:BB and CUSIP), no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by Cardinal in connection with the execution, delivery and performance by them of this Agreement or any Related Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on Cardinal or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents or the ability of the Company or Cardinal to perform its obligations under this Agreement or any of the Related Documents.

4.6	Compliance with Legal Requirements. Cardinal has operated the Cardinal Business in compliance with all material Legal Requirements applicable to Cardinal, except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on Cardinal or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents.

4.7	Litigation. (i) There are no outstanding judgments or orders against or otherwise affecting or related to Cardinal, its business or assets; and (ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of Cardinal, threatened that, if adversely determined, would have a Material Adverse Effect on Cardinal or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Related Documents.

4.8	Ordinary Course. Since the balance sheet dated June 30, 2004 included in the most recent Cardinal Securities Filings, as filed, through the date hereof, there has not been any occurrence, event, incident, action, failure to act or transaction involving Cardinal which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Cardinal.

4.9	Assets and Liabilities. As of the date of the June 30, 2004, Cardinal had Cardinal Assets of $10,828 and Liabilities of $255,483, and as of the Closing Date, Cardinal will have no Cardinal Assets and Liabilities of not more than $50,000. The outstanding Liabilities of Cardinal are described on Schedule 4.9 hereto, and except as disclosed on Schedule 4.9, at the date of this Agreement, there are no other obligations of any kind, contingent or otherwise, requiring Cardinal to pay money or to perform acts that will require it to expend money in the performance thereof.

4.10	Taxes. Cardinal has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where such failure to file would not have a Material Adverse Effect on Cardinal.

4.11	Books and Records. The books and records of Cardinal accurately and fairly represent the Cardinal Business and its results of operations in all material respects. All assets, accounts receivable, inventory and similar items of the Cardinal Business are reflected properly on such books and records in all material respects. The books and records of Cardinal have been maintained in the ordinary course, consistent with regular business practice.

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4.12	Environmental Matters. Cardinal has not violated any Environmental Laws, Cardinal has obtained and maintains all permits, licenses or other approvals required of them under applicable Environmental Laws and Cardinal is not in violation of any term or condition of any such permit, license or approval, except in each case as would not, individually or in the aggregate, result in a Material Adverse Effect on Cardinal.

4.13	Financial and Other Information.

(a) The historical financial statements (including the notes thereto) contained (or incorporated by reference) in the Cardinal Securities Filings have been prepared in accordance with all applicable Legal Requirements and GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), and present fairly the financial condition of Cardinal and its results of operations as of the dates and for the periods indicated, subject in the case of the unaudited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

(b) The Cardinal Securities Filings did not, as of their filing dates, contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (or incorporated therein by reference), in light of the circumstances under which they were or will be made, not misleading.

(c)    Cardinal maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that transactions are executed with management's authorization and recorded as necessary to permit preparation of the financial statements of Cardinal.

4.14	SEC Filings.

(a)    Cardinal is current in its obligations to file with the Commission all of its reports, schedules and other filings under applicable Legal Requirements, and when filed complied with the Legal Requirements for such Cardinal Securities Filings and all such Cardinal Securities Filings, when filed, did not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Since the date of the most recent Cardinal Securities Filings, there have been no material change in the business or financial condition of Cardinal that would require the filing of any amendment, supplement or report to disclose a material change, and there is no disclosure required pursuant to Form 8-K, other than in respect of this Agreement and the actions to be taken hereunder, required to be disclosed in any Cardinal Securities Filings other than in the ordinary course.

(b)    The Cardinal Securities Filings include all the material contracts of Cardinal representing current obligations of or benefits for Cardinal as Item 10 Exhibits, and there are no other material contracts of Cardinal.

(c)    Prior to October 15, 2004, Cardinal has provided the Company with all comment letters received from the Staff of the Commission and all responses to such comment letters by or on behalf of the Cardinal.

(d)    The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Cardinal is made known on a timely basis to the individuals responsible for the preparation of Cardinal's Securities Filings and other public disclosure documents.

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(e)    The Chief Executive Officer and the Chief Financial Officer of Cardinal have signed, and Cardinal has furnished to the Commission, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Cardinal nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(f)    Each of Cardinal, its directors and its senior financial officers has consulted with Cardinal's independent auditors and with Cardinal's outside counsel with respect to, and (to the extent applicable to Cardinal) is familiar in all material respects with all of the requirements of, the Sarbanes-Oxley Act of 2002. Cardinal is in compliance with the provisions of the Sarbanes-Oxley Act of 2002 applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of Cardinal's independent auditors and outside counsel, respectively, to ensure Cardinal's future compliance (not later than the relevant statutory and regulatory deadlines therefore) with all provisions of the Sarbanes-Oxley Act of 2002 which shall become applicable to Cardinal after the date hereof.

4.15	Liens. There are no liens, hypothications, pledges, charges or other encumbrances on the property of Cardinal, except as may be disclosed in the Cardinal Securities Filings. Cardinal has not granted to any person the right or option to acquire any of its assets.

4.16	Employees and Employee Benefit Plans. Except as disclosed in the Cardinal Securities Filings, Cardinal does not have any other employees or other persons or entities engaged in contracts to provide services to Cardinal. Except as disclosed in the Cardinal Securities Filings, Cardinal does not maintain, and has no liability under any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Cardinal or of any trade or business which is under common control with Cardinal (collectively “Plans”). No suit, action, or other litigation has been brought, or to the knowledge of Cardinal is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Cardinal, threatened by any governmental agency with respect to any Plans. At the Closing, Cardinal will have no employees and no Liabilities with respect to Plans.

4.17	Trading. No order suspending the sale or ceasing the trading or quotation of the Cardinal Common Stock on the Over-The-Counter Bulletin Board has been issued by any court, securities commission or regulatory authority in the United States, and no proceedings for such purpose are pending or, to the knowledge of Cardinal, after reasonable inquiry, threatened.

4.18	Bank Accounts. Schedule 4.16 sets forth the bank accounts and other service providers to Cardinal with sufficient detail to identify the accounts and individuals with which the corporation deals in respect of such business relationships.

4.19	Brokers or Finders. No broker or finder has acted directly or indirectly for Cardinal, any Cardinal Party or any of their Affiliates in connection with the transactions contemplated by this Agreement, and neither Cardinal, nor any of its Affiliates has incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

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4.20	Disclosure. No representation or warranty of Cardinal in this Agreement or in the Related Documents and no statement in any certificate furnished or to be furnished by Cardinal pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE V
COVENANTS OF THE COMPANY

Between the date of this Agreement and the Closing Date:

5.1	Additional Information. The Company shall provide to Cardinal and its Representatives such financial, operating and other documents, data and information relating to the Company, the Company Business and the Company Assets and Liabilities of the Company, as Cardinal or its Representatives may reasonably request.

5.2	Continuity and Maintenance of Operations. The Company shall, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to promote the financial success of the Company Business and promptly notify Cardinal of any material adverse change in the condition (financial or otherwise) of the Company Business and use its commercially reasonable efforts to promote, develop and preserve its relationships with its present employees as well as the goodwill of its customers and promptly notify Cardinal of any material adverse change in such relationships. Notwithstanding the foregoing, the Company may issue Company Common Stock to Founders as described in this Agreement and complete the IWG Asset Acquisition, the Private Placement, the EBC Asset Purchase, and the Distribution Agreement and issue the Company Common Stock related to such transactions, none of which will be considered a violation of this section or this Agreement.

5.3	Consents and Approvals. As soon as practicable after execution of this Agreement, the Company shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Regulatory Authority or Person as is required to be obtained, made or given by the Company to consummate the transactions contemplated by this Agreement and the Related Documents. The Company will provide to Cardinal such information as may be required for Cardinal to fulfill its obligations to obtain any necessary consent, approval, authorization or order or make any registration or filing, including Schedule 14f-1, and all such information will be complete and not contain any misstatement or omission of a material fact.

5.4	Notification of Certain Matters. The Company shall promptly notify Cardinal of any fact, event, circumstance or action known to it that is reasonably likely to cause the Company to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to Cardinal pursuant to this Agreement or the existence or occurrence of which would cause any of the Company’s representations or warranties under this Agreement not to be correct and/or complete. The Company shall give prompt written notice to Cardinal of any adverse development causing a breach of any of the representations and warranties in ARTICLE III as of the date made.

5.5	Company Schedules and Signature Pages. The Company shall, from time to time prior to Closing, supplement its Schedules with additional information that, if existing or known to it on the date of delivery to Cardinal, would have been required to be included therein. In particular, prior to the closing, the Company will complete and update Schedules 2.1 and 3.2 to list all of the Company Shareholders as of the Closing Date and all holders of Options as of the Closing Date. The Company will deliver to Cardinal a joinder to this Agreement from all Company Shareholders as of the Closing Date other than the Founders that initially signed this Agreement. Such signatures may be by power of attorney.

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5.6	Audit of Company Financial Statements. The Company covenants and agrees with Cardinal that it shall obtain an audit of the Company Financial Statements, and file within the time periods set forth in the Legal Requirements for filing acquisition financial statements, but in no event more than 60 days after the Closing Date such Financial Statements with the Commission as required by Form 8-K or amendment thereto, together with required pro forma financial information and other required financial disclosure pursuant to the Legal Requirements of the Commission. The Financial Statements shall be in compliance with the Commission’s Legal Requirements for Form 8-K as to periods covered and presentation of information. Fulfillment of this covenant and agreement by the Company is a material condition subsequent to all of the transactions under and contemplated by this Agreement.

5.7	Payment of Costs of Transaction. If the transaction is consummated, the Company will be responsible for all the costs of the transaction contemplated by this Agreement, including the preparation, filing and distribution of Forms 8-K announcing the proposed transaction and the consummation of the transaction, Schedule 14f-1 for the change of control, Information Statement on Schedule 14C and the actions required to effect the Reverse Split, and conversion of outstanding debt and Class C Preferred Stock.

ARTICLE VI
COVENANTS OF CARDINAL

Between the date of this Agreement and the Closing Date,

6.1	Additional Information. Cardinal shall provide to the Company and its Representatives such financial, operating and other documents, data and information relating to Cardinal, the Cardinal Business and the Cardinal Assets and the Liabilities of Cardinal, as the Company or its Representatives may reasonably request.

6.2	No Solicitations. From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to ARTICLE X, Cardinal will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal, other than as required to comply with their fiduciary duties.

6.3	Continuity and Maintenance of Operations. Cardinal promptly will notify the Company of any material adverse change in the condition or prospects (financial or otherwise) of the Cardinal or the Cardinal Business.

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6.4	Consents and Approvals. As soon as practicable after execution of this Agreement, Cardinal shall use its commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Regulatory Authority or Person as is required to be obtained, made or given by Cardinal to consummate the transactions contemplated by this Agreement and the Related Documents.

(i)	Without limiting the foregoing general obligations in this Section, Cardinal will take all such action as is necessary (i) to effect a reverse split of its outstanding common stock at the rate of 1 new share for each 10 outstanding shares of common stock (“Reverse Split”), (ii) to change the name of Cardinal to "Universal Food & Beverage Company" (“Name Change”), and (iii) to file and distribute an Information Statement on Schedule 14f-1 to effect the change of directors and officers of Cardinal effective as of the Closing Date to those persons identified as directors and officers of the Company in Schedule 6.4 to be prepared and delivered to Cardinal prior to October 15, 2004.

(ii)	Cardinal will have secured and delivered as of the signing of this Agreement the undated resignations of all of its officers and directors, and will have given undated letters to the Company for use after the Closing Date to notify the banks, insurance agents, and others as determined by the Company of the change in control and the appointment of new officers of the corporation with which such service providers are to deal in the future.

6.5	Notification of Certain Matters. Cardinal shall promptly notify the Company of any fact, event, circumstance or action known to it that is reasonably likely to cause Cardinal to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VIII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to the Company pursuant to this Agreement or the existence or occurrence of which would cause any of the Cardinal representations or warranties under this Agreement not to be correct and/or complete. Cardinal shall give prompt written notice to the Company of any adverse development causing a breach of any of the representations and warranties in ARTICLE IV.

6.6	Cardinal Further Information. Cardinal shall, from time to time prior to Closing, supplement the information previously supplied to the Company with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein.

6.7	Securities Filings. Cardinal will timely file all reports and other documents required to be filed with the Commission, which reports and other documents do not and will not contain any misstatement of a material fact, and do not and will not omit any material fact necessary to make the statements therein not misleading. In particular, Cardinal will file a Form 8-K Report within four (4) business days of the execution of this Agreement by the parties, reporting Item 1.01 "Entry into a Material Definitive Agreement," in form acceptable to the Company.

6.8	Change of Control. At the Closing, the Company is hereby permitted to date the resignations and letters of change of officers and use such resignations and letters as may be necessary to effect the change of control of the board of directors and the officers.

6.9	Elimination of Outstanding Obligations. Cardinal, prior to the Closing, will take all action necessary to pay and otherwise eliminate all of its liabilities so that at the Closing, there will be no outstanding or contingent liabilities of Cardinal outstanding. Cardinal will also take all such action as may be required to terminate all agreements that call for contingent or future payments of money by Cardinal, including under consulting and employment agreements as of the date of this Agreement. Cardinal will also terminate all of its obligations to register any securities of Cardinal and will terminate all outstanding capital stock award plans, including stock option plans.

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ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF CARDINAL

All obligations of Cardinal under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that Cardinal may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

7.1	Accuracy of Representations. All representations and warranties of the Company contained in this Agreement, the Related Documents and any certificate delivered by any of the Company at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. The Company shall have delivered to Cardinal a certificate dated as of the Closing Date to the foregoing effect.

7.2	Covenants. The Company shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Related Documents that are to be performed or complied with by them at or prior to Closing. The Company shall have delivered to a certificate dated the Closing Date to the foregoing effect.

7.3	Consents and Approvals. All consents, approvals, permits, authorizations and orders required to be obtained by the Company from, and all registrations, filings and notices required to be made by the Company with or given to, any Regulatory Authority or Person as provided herein shall have been obtained.

7.4	Delivery of Documents. The Company shall have delivered, or caused to be delivered, to Cardinal the following documents:

(i) Certified copies of the Company’s articles of incorporation and by-laws and certified resolutions of the board of directors of the Company authorizing the execution of this Agreement and the Related Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(ii) The written joinder of each of the Sellers to this Agreement and the Related Documents.

(iii) Such other documents and instruments as Cardinal may reasonably request: (A) to evidence the accuracy of the Company’s representations and warranties under this Agreement, the Related Documents and any documents, instruments or certificates required to be delivered there under; (B) to evidence the performance by the Company of, or the compliance by the Company with, any covenant, obligation, condition and agreement to be performed or complied with by the Company under this Agreement and the Related Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Related Documents.

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7.5	No Material Adverse Change. Since the date hereof, there shall have been no material adverse change in the Company Assets, the Company Business or the financial condition or operations of the Company, taken as a whole. It is agreed that the acquisition of the Bottling Plant or consummating the Private Placement will not be considered a material adverse change in the Company Assets.

7.6	Delivery of Company Shares. The Sellers shall have delivered certificates representing 100% of the Company Shares together with appropriate stock powers therefore, to Cardinal, in exchange for the Exchange Shares.

7.7	Value of Company Shares. The Company will have sold the shares of common stock to the Founders at no less than the par value of the shares, and all the other shares that the Company will have issued prior to the closing will have an average purchase price of not less than $0.75, and all the Options will have an exercise price that is equal to or greater than $2.00 per share issued to persons other than the Founders.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SELLERS

All obligations of the Company and the Sellers under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that the Company and the Sellers may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

8.1	Accuracy of Representations. All representations and warranties of Cardinal contained in this Agreement and the Related Documents and any other document, instrument or certificate delivered by any of Cardinal at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. Cardinal shall have delivered to the Company a certificate dated as of the Closing Date to the foregoing effect.

8.2	Covenants. Cardinal shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Related Documents and required by this Agreement and the Related Documents to be performed or complied with by Cardinal at or prior to Closing. Cardinal shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

8.3	Consents and Approvals. All consents; approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein shall have been obtained.

8.4	Appointment of Directors and Officers. Cardinal shall have taken all such action as necessary to appoint the Directors and the Officers of the post-exchange company as provided in Section 6.4, and prepare, file and distribute, at its cost, the Schedule 14f-1 and satisfy all the Legal Requirements necessary to effect the change of control prior to the Closing Date.

8.5	Reverse Split. In connection with the change of control, all the officers and director of Cardinal immediately prior to the Closing Date will have resigned. Cardinal shall have taken all such action as necessary to effect the Reverse Split prior to the Closing Date, including the preparation, filing and distribution of an Information Statement on Schedule 14C, notifying the OTC:BB and obtaining a new CUSIP number.

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8.6	Termination of Liabilities; Conversion of Preferred Stock. Cardinal will have taken all action necessary, and provided to the Company and Sellers proof thereof, to eliminate all but $50,000 of the monetary obligations of Cardinal existing prior to or at the Closing Date to pay money pursuant to outstanding obligations, notes, debts and agreements (written and unwritten) and to terminate all obligations to take any action that would require the Company to pay any amount thereunder to any person. It is agreed that such outstanding debt may be satisfied by the issuance of up to 205,000 (on a post-Reverse Split basis) shares of Cardinal Common Stock. Such agreements to be satisfied include, but are not limited to, the payment of outstanding note and debt obligations, consulting agreements, registration rights, professional fees, service arrangements and agreements. Prior to the effective date of the Reverse Split, Cardinal will have taken all action as may be necessary to terminate all obligations to issue any securities and any plans under which it might issue securities, including the capital stock award plans and option plans, and Cardinal will have taken all action necessary to have the holder of the Class C Preferred Stock convert those shares of capital stock into not more than 3,163,686 shares of Cardinal Common Stock prior to the effective date of the Reverse Split so that after the Reverse Split the Class C Preferred Stock will not be outstanding and represent no more than 316,369 shares of Cardinal Common Stock. It is the intent of this provision that except for a maximum of $50,000 in accrued cash obligations as of the Closing Date, Cardinal will have no obligations of any nature to take any action or to pay any sum as of or after the Closing Date. This provision is considered by the Company and the Sellers to be of the utmost importance, and any violation of the aforementioned obligations in this se ction by Cardinal shall be cause to terminate this Agreement at the sole option of the Company and the Sellers and the Company and the Sellers may seek and recover damages from Cardinal for its breach of its covenant and this condition.

8.7	Outstanding Securities. At the Closing Date, taking into account the Reverse Split, the conversion of the Class C Preferred Stock and the settlement of certain obligations of Cardinal, but not accounting for the issuance of the Exchange Shares, Cardinal will have no more than 2,653,063 Cardinal Common Stock outstanding and no shares of preferred stock outstanding, and there will be no agreements, instruments, securities or arrangements in existence which would require Cardinal to issue any Cardinal Common Stock or any other securities of Cardinal, except for this Agreement.

8.8	Delivery of Documents. Cardinal, as applicable, shall have executed and delivered, or caused to be executed and delivered, to the Company the following documents:

(i) Certified copies of the articles of incorporation and by-laws of Cardinal and certified resolutions by the board of directors authorizing the execution of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby.

(ii) Such other documents and instruments as the Company may reasonably request: (A) to evidence the accuracy of the representations and warranties of Cardinal under this Agreement and the Related Documents and any documents, instruments or certificates required to be delivered there under; (B) to evidence the performance by Cardinal of, or the compliance by Cardinal with, any covenant, obligation, condition and agreement to be performed or complied with by Cardinal under this Agreement and the Related Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Related Documents.

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(iii) Any additional letters of resignation from Cardinal’s current officers and directors to be effective upon the Closing Date, as requested by the Company and the Sellers.

(iv) Copies of the board resolutions from Cardinal’s current directors appointing only the Directors and the Officers, effective the Closing Date.

(v) All other corporate books and records of Cardinal.

8.9	No Material Adverse Change. There shall have been no material adverse change in the business, financial condition, operations or prospects of Cardinal and the Cardinal Business, other than as contemplated herein.

8.10	OTC. The Cardinal Common Stock will be eligible for trading on the OTC:BB after the Reverse Split and there will be no action pending or threatened, and no state of affaires that might give rise to, the termination of trading of the Cardinal Common Stock on the OTC:BB.

8.11	Transaction 8-K. Cardinal will have prepared a draft of the Form 8-K to be filed within four days of the Closing of the transactions contemplated by this Agreement, in form and content sufficient to comply with the requirements of the Commission to report the transaction and file the appropriate material agreements, reasonably satisfactory to the Company and the Sellers; provided, however, the Form 8-K need not include any financial statements of the Company and pro-forma statements reflecting the acquisition of the Company, if they are not required at the time of the initial filing of the Form 8-K but may be filed by amendment. If, however, such financial statements are required or the absence of them in the initial filing will in any way limit the ability of the post-transaction company to conduct it business and comply with all Legal Requirements and maintain the trading on the OTC:BB without interruption, then the Form 8-K shall include all financial statement disclosure required for the “reverse merger” transaction.

ARTICLE IX
INDEMNIFICATION

9.1	Indemnification by the Sellers. Each of the Sellers (pro rata based on each Seller's percentage interest in the Company) shall indemnify, defend and hold harmless Cardinal, and each of its respective directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of the Company or the Sellers contained in this Agreement made as of the Closing Date. Notwithstanding the foregoing, (a) no claim under this Section 9.1 may be made unless notice is given pursuant to Section 9.3 within one year from the Closing Date, and (b) as to Sections 3.14- 3.17, no Seller shall be responsible for the representations and warranties of any other Seller.

9.2	Indemnification by Cardinal. Cardinal shall indemnify, defend and hold harmless the Company and each of the Sellers from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of Cardinal contained in this Agreement made as of the Closing Date. Notwithstanding the foregoing, no claim under this Section 9.2 may be made unless notice is given pursuant to Section 9.3 within two years from the Closing Date.

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9.3	Notice to Indemnifying Party. If any party (the "Indemnified Party") receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the "Indemnifying Party") is obligated to provide indemnification pursuant to Sections 9.1 or 9.2, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising there from and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party's right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.4.

9.4	Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the Encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

ARTICLE X
TERMINATION

10.1	Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a) by mutual written agreement of Parties; or

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(b) by either the Company or Cardinal upon notification to the non-terminating party by the terminating party provided that:

(i)	the terminating party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement such that the conditions in Sections 7.1, 7.2, 8.1 or 8.2 will not be satisfied; or

(iii)	any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Exchange and such order shall have become final and non-appealable, or

(iv)	the transaction has not closed by November 15, 2004.

(c) by the Company on or before October 15, 2004, if it discovers though its due diligence review of Cardinal any breach of a representation or warranty of Cardinal or a condition that is reasonably likely to prevent Cardinal from being able to meet a covenant or a condition to Closing under this Agreement, provided that to terminate this Agreement under this provision, the Company must give written notice of the breach or condition to Cardinal and Cardinal will have five days in which to cure the breach or condition, which if not cured to the reasonable satisfaction of the Company, the Company shall then provide written notice of termination of this Agreement within two days of the end of the cure period. If the Company elects not to terminate this Agreement after serving written notice of a breach or condition, then the representation or warranty or the covenant or condition will be deemed modified to either create an exception or waiver, and the Company will not be in breach or put into breach of this Agreement for any purpose thereto related.

10.2	Effect of Termination. If this Agreement is validly terminated by either the Company or Cardinal pursuant to Section 10.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE XI

11.2	Parties Obligated and Benefited. This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement, except that the Sellers shall be third party beneficiaries of this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Related Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Related Documents.

11.3	Publicity. The initial press release shall be a joint press release and thereafter the Company and Cardinal each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Exchange and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities interdealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities interdealer quotation service.

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11.4	Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

(a) If to Cardinal, to:

Cardinal Minerals, Inc.
2950 E. Flamingo Road, Suite B
Las Vegas, Nevada 89121
Attention:
Telephone:
Fax:

With a copy to:

Andrew D. Hudders, Esq.
Graubard Miller
600 Third Avenue, 32nd F.
New York, New York 10016
Telephone: 212-818-8800
Fax:: 212-818-8881

If to the Company and the Sellers to:

Universal Food & Beverage Company
c/o Michael J. Boland, Esq.
Holland & Knight LLP
131 South Dearborn Street
30th Floor
Chicago, Il 60603
Telephone: 312-715-5744
Fax:: 312-578-6666

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

11.6	Attorneys’ Fees. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Related Documents, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs of such action or suit from the other Party.

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11.7	Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

11.8	Choice of Law. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of New York, without giving effect to any choice of law provision or rule.

11.9	Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

11.10	Further Actions. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

11.11	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.12	Entire Agreement. This Agreement (including the Exhibits, the Company Schedules, the Cardinal Schedules and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties. Without limiting the generality of the foregoing, this Agreement is intended to supersede the Letter of Intent dated August, 2004.

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11.13	Survival of Representations and Covenants. Notwithstanding any right of any Party fully to investigate the affairs of the Company or Cardinal, as the case may be, and notwithstanding any knowledge of facts determined or determinable by any Party pursuant to such investigation or right of investigation, each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of other Parties contained in this Agreement. Each representation, warranty, covenant and agreement of the Parties contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the second anniversary of the Closing Date unless, prior to such date, a Party has delivered to the other Parties a written notice of a claim with respect to such representation, warranty, covenant or agreement. The Parties agree that any disclosure made on one schedule will be deemed disclosure on any other schedule calling for the same information.

[Signature Page to Follow.]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Cardinal Minerals, Inc., a Nevada corporation

By:
__________________________________
Roland Vetter, President

Universal Food & Beverage Company, a Delaware corporation

By:

_________________________________
Duane Martin, President

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